EXHIBIT 11

               BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES
                         EARNINGS PER SHARE COMPUTATION

                      (In Thousands, except per share data)

                                                       Year ended December 31,
                                                     1994       1995       1996
                                                    ------     ------     ------
Net earnings .....................................  $3,076(a)  $3,850(a)  $3,883
                                                    ------     ------     ------

Weighted average shares outstanding ..............   6,353      5,770      8,144

Options issued within one year of the public offering net of shares assumed to be

repurchased (SAB No. 83) .........................      53         53         --

Other options net of shares assumed

to be repurchased ................................      69        231        156
                                                    ------     ------     ------

Weighted average shares outstanding

for calculation of earnings per share ............   6,475      6,054      8,300
                                                    ------     ------     ------

Earnings per share ...............................  $ 0.48(a)  $ 0.64(a)  $ 0.47
                                                    ======     ======     ======


(a) Net earnings and net earnings per share are presented on a pro forma basis as if the Company were a C Corporation under the Internal Revenue Code for the entire period.